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EXHIBIT 10.99(g)(1)

PROMISSORY NOTE

$35,000

SPEAKLINK INCORPORATED
October 19, 2000

    a.  Statement of Loan

    FOR VALUE RECEIVED, the Undersigned promises to pay to the order of CECS CORPORATION ("the Payee") at 111 Queen Anne Avenue North, Suite #501, Seattle, WA 98121, or at such other place as the Payee may designate in writing to the Undersigned, the principal sum of Thirty Five Thousand Dollars ($35,000) in lawful money of the United States of America.

    b.  Maturity; Payment

    This Note shall be repaid in full upon the maturity hereof, on or before December 19, 2000, unless required to be repaid at an earlier date in accordance with the provisions following. Repayment shall include all then unpaid principal and any accrued but unpaid interest on this Note.

    c.  Application of Payments

    Payments made hereunder shall first be applied against payments of interest and then toward the reduction of principal.

    d.  Interest

    Interest shall accrue on this Note at the rate of 12 Percent per annum.

    e.  Prepayment

    The Undersigned, shall, at any time, have the right to prepay, without penalty or premium, all or any portion of the loan evidenced by this Note.

    f.  Grace Period

    The Payee shall not exercise any right or remedy provided for in this Note because of any default of the Undersigned to pay the sums due hereunder, until after the expiration of a Fifteen (15) day grace period from the Undersigned's receipt of any demand for payment. No more than Three (3) grace periods shall be given during the term of this Note.

    g.  Action To Enforce

    (1) If the Payee shall institute any action to enforce collection of this Note, there shall become due and the payable from the Undersigned, in addition to the unpaid principal and interest, all costs and expenses of such action (including reasonable attorneys' fees), and the Payee shall be entitled to judgment for all such additional amounts.

    (2) the Undersigned irrevocably consents to the sole and exclusive jurisdiction of the Courts of the State of Washington and of any Federal court located in Washington in connection with any action or proceeding arising out of, or related to, this Note.

    (3) The Undersigned waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default, or endorsement of this Note.

    (4) In any such proceeding, the Undersigned waives personal service of any summons, complaint, or other process and agrees that service thereof shall be deemed made when mailed by registered or certified mail return receipt requested to the Undersigned. Within Twenty (20) days after such service, the undersigned shall appear or answer the summons, complaint, or other process. If the Undersigned shall fail to appear or answer within that Twenty (20) day period, the Undersigned shall be deemed in default and judgment may be entered by the Payee against the Undersigned for the amount demanded in the summons, complaint, or other process.

    h.  No Waiver, etc.

    No delay or failure on the part of the Payee on this Note to exercise any power or right given hereunder shall operate as waiver thereof, and no right or remedy of the Payee shall be deemed abridged or modified by any course of conduct.

    j.  State Law

    This Note shall be governed by and construed in accordance with the State of Washington applicable to agreements made and to be performed in Washington.

    k.  No Oral Change

    This Note cannot be changed orally.

UNDERSIGNED:

BORROWER: SPEAKLINK INCORPORATED

BY:	/s/ Adam Greenhalgh	DATED:	October 20, 2000

Adam Greenhalgh President

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PROMISSORY NOTE